Exhibit 4.18

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Agreement”) dated as of December 4, 2007 of Brookfield Infrastructure Partners L.P. (the “Partnership”) is made as of the 13th day of June, 2008, by the undersigned. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 14.1 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner (pursuant to its powers of attorney from the Limited Partners), without the approval of any Limited Partner, may amend any provision of the Agreement to reflect certain changes, as provided for in Section 14.1, including a change that, as determined by the General Partner in its sole discretion, does not adversely affect the Limited Partners as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

AND WHEREAS, the General Partner desires to amend the Agreement as set out herein;

NOW THEREFORE,

1. The following shall be added as a new Section 11.1.1.7 of the Agreement:

“11.1.1.7 be deemed to ratify and confirm all contracts, agreements, assignments and instruments entered into on behalf of the Partnership, in accordance with this Agreement, including, without limitation, the granting of any charge or security interest over the assets of the Partnership and the assumption of any indebtedness in connection with the affairs of the Partnership.”

2. The following shall be added to the end of Section 11.2 of the Agreement:

“A successor General Partner shall be deemed to ratify and confirm all contracts, agreements, assignments and instruments entered into on behalf of the Partnership, in accordance with this Agreement, including, without limitation, the granting of any charge or security interest over the assets of the Partnership and the assumption of any indebtedness in connection with the affairs of the Partnership.”

3. This amendment shall be effective upon the date first written above.

4. Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED, as General Partner

Per:
Name:
Title: